Exhibit 10.1
190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

February 15, 2024
Mr. Kenneth Lane
Dear Mr. Lane,
I am pleased to confirm our verbal offer of employment to you as President and Chief Executive Officer for Olin Corporation (“Olin” or the “Company”). Following your start date, you will be required to devote your full time and attention to this position and will be required to relinquish any other employment other than one non-executive Board position at a publicly traded company. You will report solely to the Board of Directors (the “Board”) and will be appointed to the Board effective as of your Start Date and it is expected you will be elected at the Board meeting following Olin’s 2024 Annual Meeting of Shareholders, although the Board cannot guarantee such an election. Your position will be based in Clayton, Missouri at Olin’s Corporate Headquarters, with certain business travel required by your position.

Following acceptance and subject to the contingencies discussed below, your start date will be on or before March 18, 2024 (the date you commence employment, the “Start Date”).

BASE COMPENSATION
The offer consists of base compensation at the initial rate of $1,100,000/per year payable semimonthly via electronic funds transfer. All amounts payable to you by Olin will be subject to applicable withholding as required by law.

For the avoidance of doubt, you will not be entitled to earn any additional compensation in respect of your service as a Board member.

RELOCATION REIMBURSEMENT
In addition to your base compensation, relocation to the St. Louis, Missouri area will be covered in accordance with Olin’s corporate Relocation Policy. If you should voluntarily terminate your employment within twenty-four (24) months following the Start Date, you will be required to repay the Relocation Reimbursements, minus the amount of any taxes withheld by Olin.

INITIAL EQUITY AWARD
The offer also includes a one-time grant of 200,000 restricted stock units (the “Initial Equity Award”) under the Olin 2021 Long Term Incentive Plan (the “LTIP”), subject to the terms and conditions set forth in the award certificate and description attached hereto as Exhibit A and the Olin Corporation 2021 Long Term Incentive Plan (the “Plan”). The Initial Equity Award will be granted on or promptly following the Start Date, subject to your commencement of employment, and shall vest in accordance with the vesting schedule set forth below and in accordance with the terms and conditions of the award agreement and the Plan.

•First Anniversary of Start Date:          50,000 Restricted Stock Units
•Second Anniversary of Start Date:    50,000 Restricted Stock Units
•Third Anniversary of Start Date:         100,000 Restricted Stock Units

SHORT-TERM INCENTIVE PROGRAM
Subject to your continued employment, beginning in 2024 you will participate in Olin’s Short-Term Incentive Program (the “STIP”). The STIP includes both financial and non-financial measures to determine your actual STIP payout each year. The 2024 annual short-term incentive target amount will be 130% of your 2024 base compensation ($1,430,000). In no event will the actual STIP payout exceed 200% of the target amount. The approved 2024 targets are: 50% Adjusted EBITDA, 30% Levered Free Cash Flow and 20% Non-Financial Objectives. Any earned 2024 STIP award will be prorated from the Start Date. Olin reserves the right to change, modify or terminate the STIP at any time.

LONG-TERM INCENTIVE PROGRAM
Beginning in 2024, you will be eligible to participate in Olin’s Long-Term Incentive Program, subject to the terms and conditions set forth therein. Subject to your continued employment and the approval of the Compensation Committee of the Board, you will be eligible for a 2024 long-term incentive award with a target grant date value of $7,000,000 (determined consistent with the methodology that Olin uses for similar awards), which will be delivered half in the form of stock options and half in performance shares (in each case, not to exceed the annual per participant limits under Olin’s 2021 Long Term Incentive Plan; provided that to the extent such awards exceed such limits, you will be provided with an Other Stock-Based Award (as defined in the LTIP), or cash award, of comparable value). Consistent with Olin’s current Performance Share Program, performance shares will be divided equally between (i) units based on relative total shareholder return and (ii) units based on achievement of net income targets, each over a three (3) year period ending December 31, 2026.

STOCK OWNERSHIP AND RESTRICTIONS
To align our executives’ interests with those of our shareholders, Olin expects senior leaders to maintain equity ownership in the Company commensurate with their position. You will be subject to Olin’s Management Stock Ownership Guidelines applicable to your position of President and CEO. The current target ownership level for your position is equity worth six (6) times your annual base salary and you will have five (5) years to achieve the target ownership level. Olin’s Management Stock Ownership Guidelines, as in effect from time to time, will detail how ownership is calculated.

As President and CEO of Olin, you will be subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as well as various other restrictions under the securities laws and Olin’s company policies on insider trading and hedging and pledging.

SEVERANCE AND CHANGE IN CONTROL MATTERS
As President and CEO of Olin, you will be eligible for benefits under Olin’s Severance Plan for Section 16(b) Officers and Olin’s Change in Control Severance Plan for Section 16(b) Officers, as each may be amended, modified, or terminated from time to time.

BENEFITS
You will be eligible for benefits generally available to other senior executives of Olin (other than any plans that, by their terms, are closed to new hires), including Retirement, Medical, Dental and Vision Insurance, Flexible Spending Account, Short and Long Term Disability Benefits, Life Insurance, Accidental Death and Dismemberment Insurance, Travel Accident Insurance, Educational Assistance, an Employee Assistance Plan and Paid Time Off and other voluntary programs. The details of each portion of the benefits, including options, effective dates and employee contributions are contained in the Olin benefits packet, to be provided prior to your employment orientation.

CLAWBACK POLICY
As President and CEO of Olin, you are subject to the Olin Executive Officer Clawback Policy. This policy applies to all Section 16 Officers. The policy is compliant with the NYSE Listing Standard that went into effect October 2, 2023.

GOVERNING LAW
This offer letter is governed by the laws of the State of Missouri.

SECTION 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) or is exempt therefrom, and accordingly, to the maximum extent permitted, this letter will be interpreted to be in accordance therewith. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of your employment, will only be paid or provided to you upon your separation from service (within the meaning of Section 409A), and subject to any necessary delay due to your status as a “specified employee” (within the meaning of Section 409A). For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1 .409A-2(b)(2)(iii). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments will be made on or before the last business day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

EMPLOYMENT CONTINGENCIES
You will be subject to the standard pre-employment requirements applicable to newly hired senior executives of Olin, and you must execute the Employee Agreement Relating to Confidentiality and

Intellectual Property on or prior to your start date. You must also be able to meet the employment eligibility requirements of the Federal Immigration Reform and Control Act of 1986. You must complete Section 1 of the I-9 form on or before your first day of employment. You will then complete the process when you start employment by providing the physical documentation. A list of acceptable documents will be provided to you prior to onboarding.

This offer letter does not constitute an employment contract but is intended to provide a general outline of the terms of your “at-will” employment. Olin may terminate the employment relationship for any lawful reason at any time, with or without notice, subject to Olin’s severance obligations (to the extent applicable). You should also understand that you will be obligated to follow all rules and regulations of the Company, and that properly designated Company employees may search your person or property while you are on the Company premises or otherwise on Company business.

Upon your acceptance of this contingent offer of employment, please sign and date this letter and return it to me by February 19, 2024.

We look forward to your employment with Olin and to a rewarding career.

Sincerely,

/s/ William H. Weideman

William H. Weideman
Olin Corporation
Lead Director

Accepted and agreed:

/s/ Kenneth Lane
Kenneth Lane

February 15, 2024
Date

Exhibit A to Olin CEO Offer Letter
OLIN CORPORATION
2021 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

This certificate certifies that the employee named below has been awarded on the date hereof the number of Restricted Stock Units shown below.
Subject to the terms and conditions of the Olin Corporation 2021 Long Term Incentive Plan and related Award Description and the rules adopted by the Committee administering such Plan, this certificate will entitle the recipient following employment through the Vesting Date, to a payment of one share of Olin Common Stock for each Restricted Stock Unit awarded.
Employee: Kenneth Lane
Grant Date: March [●], 2024
Number of Restricted Stock Units: 200,000 Restricted Stock Units
Vesting Schedule:

•First Anniversary of Start Date:           50,000 Restricted Shares
•Second Anniversary of Start Date:     50,000 Restricted Shares
•Third Anniversary of Start Date:         100,000 Restricted Shares

OLIN CORPORATION
By the Compensation Committee

___________________________
William H. Weideman
Chairman of the Board of Directors

EMPLOYEE
___________________________
Kenneth Lane

DESCRIPTION OF
RESTRICTED STOCK UNIT AWARD
GRANTED UNDER THE
OLIN CORPORATION 2021 LONG TERM INCENTIVE PLAN
Terms
The terms and conditions of these Restricted Stock Units are contained in the Award Certificate evidencing the grant of such Award, this Award Description, and the Olin Corporation 2021 Long Term Incentive Plan (the “Plan”).

Definitions

Capitalized terms used but not defined herein have the meanings specified in the Plan.

Vesting and Payment
a.The Restricted Stock Units shall vest in accordance with the vesting schedule below:
•.First Anniversary of Start Date: 50,000 Restricted Shares
•Second Anniversary of Start Date: 50,000 Restricted Shares
•Third Anniversary of Start Date: 100,000 Restricted Shares
Each of the dated above, a “Vesting Date”.
b.Except as otherwise provided in the Plan or in this Award Description, your interest in the Restricted Stock Units awarded to you will vest only at the close of business on each Vesting Date for the number of Restricted Stock Units set to vest on that date in accordance with Section 3(a), if you are employed by Olin from the grant date through each Vesting Date.
c.Each vested Restricted Stock Unit shall be payable by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan), except as otherwise provided in the Plan.
d.Each outstanding Restricted Stock Unit shall accrue Dividend Equivalents (amounts equivalent to the cash dividends payable in cash), deferred in the form of cash. Such Dividend Equivalents shall be paid only when and if the Restricted Stock Unit on which such Dividend Equivalents were accrued vests. To the extent a Restricted Stock Unit does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents shall be forfeited.
e.Except as otherwise specifically provided in the Plan, the total number of Restricted Stock Units (and Dividend Equivalents) that vest as of each Vesting Date shall be paid on or as soon as administratively feasible after such Vesting Date, but no later than March 15th of the calendar year following the calendar year of each Vesting Date.
f.Restricted Stock Units shall carry no voting rights nor, except as specifically provided herein, be entitled to receive any dividends or other rights enjoyed by shareholders.
Termination of Employment
a.Any Restricted Stock Units not yet vested shall be forfeited if your employment terminates either for cause or without Olin’s written consent. If your employment should terminate before the applicable Vesting Date without cause and with Olin’s written consent or by virtue of your death or total disability or retirement under an Olin benefit plan, the Committee shall determine, in its sole discretion, which outstanding Restricted Stock Units not yet vested (including Dividend Equivalents), if any, shall not be forfeited provided that if you are not a Section 16 officer or director of Olin when your employment terminates, the Chief Executive Officer of Olin shall be authorized to make such determination.
b.With respect to any non-forfeited Restricted Stock Units (and Dividend Equivalents) of a terminated Participant relating to incomplete Vesting Period, you will receive shares in payment of such Restricted Stock Units (and related Dividend Equivalents) on or as soon as administratively feasible after your termination, but no later than March 15th of the calendar year following the calendar year of your termination, subject to the provisions of the Plan.
Tax Withholding
1.Olin will withhold from the payout of the Restricted Stock Units (and/or related Dividend Equivalents) the amount necessary to satisfy your federal, state and local withholding tax requirements.
Miscellaneous
a.By accepting the Award of Restricted Stock Units, you agree that such Award is special compensation, and that any amount paid will not affect:
i.The amount of any pension under any pension or retirement plan in which you participate as an employee of Olin,
ii.The amount of coverage under any group life insurance plan in which you participate as an employee of Olin, or
iii.The benefits under any other benefit plan or any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.
b.To the extent any provision of this Award Description would subject Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that this Award will be exempt from Code Section 409A (or to the extent applicable, comply with Code Section 409A), and this Award Description shall be interpreted and construed on a basis consistent with such intent. This Award Description may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption (or, if applicable, compliance) with Code Section 409A.
c.This provision under Section 6(c) shall apply if any right you may have pursuant to this Award is considered deferred compensation under Code Section 409A.
i.Notwithstanding Section 3(e), the payment made under Section 3(e) shall be paid no later than 60 days after the Vesting Date.
ii.Notwithstanding Section 4(b), and subject to paragraph (iii) below, the payment made under Section 4(b) shall be paid no later than 60 days after your termination.
iii.If you are a Specified Employee (as defined and determined under Code Section 409A) at the time you become entitled to payment under Section 5(b), then no payment which is payable upon your termination of employment as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to you until the date that is six (6) months after your termination. Any such payment that would otherwise have been paid to you during this six-month period shall instead be paid to you on or as soon as administratively feasible following the date that is six (6) months after your termination, but no later than 60 days after such date. Until payment, you will continue to accrue Dividend Equivalents on the Restricted Stock Units as provided in Section 3(d).
iv.A “termination of employment”, “termination”, or “retirement” (or other similar term having a similar import) under this Award shall have the same meaning as a “separation from service” as defined in Code Section 409A.